                                                                    EXHIBIT 12.1


              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

               (Amounts in thousands of dollars, except ratios)

                                                            For the Period
                                                            From Inception                          Pro Forma
                                                            (June 4, 1996)      For the Year       For the Year
                                                               Through             Ended              Ended
                                                          December 31, 1996  December 31, 1997  December 31, 1997
                                                          -----------------  -----------------  -----------------
Pre-tax income (loss)                                            $(332)            $1,923             $12,351

  Fixed charges:
    Interest expense on all indebtedness                             0              4,336              28,468
    Rental expense representative of an interest factor              0                220                 971
                                                                 -----             ------             -------
      Total fixed charges                                            0              4,556              29,439
                                                                 -----             ------             -------
Earnings before income taxes and fixed charges                   $(332)            $6,479             $41,790
                                                                 =====             ======             =======
Ratio of earnings to fixed charges                                  (A)              1.42                1.42
                                                                 =====             ======             =======

                                                             For the             Pro Forma
                                                           Six Months        For the Six Months
                                                              Ended                Ended
                                                          June 30, 1998        June 30, 1998
                                                          -------------      ------------------
Pre-tax income (loss)                                          $4,198               $7,661

  Fixed charges:
    Interest expense on all indebtedness                        8,036               14,234
    Rental expense representative of an interest factor           286                  486
                                                              -------              -------
      Total fixed charges                                       8,322               14,720
                                                              -------              -------
Earnings before income taxes and fixed charges                $12,520              $22,381
                                                              =======              =======
Ratio of earnings to fixed charges                               1.50                 1.52
                                                               ======               ======

(A) The company's operations during the period from inception (June 4, 1996) through December 31, 1996 were limited to organizational and start-up activities while no revenues were generated; accordingly, presentation of this rate is not considered meaningful.